Exhibit 99.1

CAI International, Inc. Announces an increase in its Senior Secured Credit Facility

SAN FRANCISCO, CA, May 30, 2008— CAI International, Inc. (CAI) (NYSE: CAP) announced today that it has completed an increase to the commitment amount on its senior secured credit facility on May 27, 2008. Applying a provision in the credit agreement which allows the Company to increase the commitment, the Company increased the commitment amount from $265 million to $290 million. The maturity date remains September 25, 2012 and all other terms have remained unchanged.

Masaaki (John) Nishibori, CAI’s President and Chief Executive Officer, commented, “We are very grateful to have the continued support of our lenders and are pleased to have increased our bank facility on the same terms. ”

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of March 31, 2008, the company operated a worldwide fleet of 773,000 TEUs of containers through 10 offices located in 8 countries.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results to differ materially from current expectations including, but not limited to, economic conditions, customer demand, increased competition and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its registration statement on Form S-1. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

Contact:

Victor Garcia, Chief Financial Officer

(415) 788-0100

vgarcia@caiintl.com